                                                                      EXHIBIT 21

                              RUDDICK CORPORATION

                              Affiliated Companies
                             as of December 27,1995

     Listed below are the domestic subsidiaries of the Corporation, all of which are wholly owned and are owned directly by the Corporation, unless otherwise indicated.

     American & Efird, Inc.
     The Kaim Company(1)
     American & Efird Services, Inc.(1)
     Harris Teeter, Inc.
     Harris-Teeter Services, Inc.(2)
     Jordan Graphics, Inc.
     R. S. Dickson & Company
     Ruddco Management, Inc.(3)
     Ruddick of Delaware, Inc.
     A&E Export, Inc.(1)
     _______________________

     (1) Owned by American & Efird, Inc.
     (2) Owned by Harris Teeter, Inc.
     (3) Owned by R. S. Dickson & Company

     Listed below are the foreign subsidiaries of the Corporation, all of which are wholly owned through American & Efird, Inc., unless otherwise indicated.

     American & Efird (HK) Limited - 100%
     A&E Korea Ltd - 100%
     American & Efird (GB) Limited - 100%
     Fils A Coudre Allied, Inc./Allied Threads, Inc. - 100% Hilos A&E de Costa Rica, S.A. - 100%
     American & Efird International (FE) Limited - 100%
     Hilos American & Efird de Mexico, S.A. de C.V. - 100% American & Efird Mills (S) Pte. Ltd. - 100%
     Hilos Magic (H.M.) de Venezuela - Joint venture, 33% owned Hilos A&E Dominicana, Ltd. - Joint venture, 49% owned

     In addition, in the normal course of business, R. S. Dickson & Company from time to time makes investments in corporations and partnerships that may result in ownership of capital stock or other interests as an investment.